AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
of
SERIES A COMMON STOCK
and
SERIES B COMMON STOCK
of
AMERICAN BIOCARE, INC.

Pursuant to Section 78.195 of the
Revised Statutes of the State of Nevada

AMERICAN BIOCARE, INC., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended and restated, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada (“NRS”), the Board of Directors adopted the following resolution establishing a series of 146,000,000 shares of Common Stock of the Corporation designated as “Series A Common Stock” and 4,000,000 shares of Common Stock of the Corporation designated as “Series B Common Stock”.

1.  Designation and Amount.  There shall be two series or classes of Common Stock, one designated as “Series A Common Stock,” the number of common shares constituting such series being 146,000,000 shares of common stock, and the other designated as “Series B Common Stock,” the number of common shares constituting such series being 4,000,000. The Series A Common Stock and the Series B Common Stock are sometimes referred to collectively as the “Common Stock”.

2.  Par Value.  The par value of each share of Common Stock shall be $.001.

3.  Rank.  The two series of Common Stock shall rank as herein designated as to payment of dividends, as to voting and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary as provided herein.

4.  Dividends.  If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, the holders of shares of Common Stock shall share in the distribution on a pro-rata basis unless, as of the record date for such dividend or distribution,  the then-outstanding shares of Series A Common Stock represent at least 65 percent of the then total shares of Common Stock outstanding, in which case, (i) the total dividend or other distribution shall be divided into two parts, one representing 65 percent, subject to adjustment pursuant to Paragraph 7 hereof, of the total dividend or other distribution (the “Series A Portion”) and the other representing 35 percent, subject to adjustment pursuant to Paragraph 7 hereof, of the total dividend or other distribution (the “Series B Portion”); (ii) each holder of shares of Series A Common Stock as of the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution an amount equal to the Series A Portion multiplied by the percentage of the Series A shares outstanding as of the record date held by such holder as of the record date; and, (iii) each holder of shares of Series B Common Stock as of the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution an amount equal to the Series B Portion multiplied by the percentage of the Series B shares outstanding as of the record date held by such holder as of the record date.

5.  Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock having a priority on liquidation superior to that of the Common Stock, the shares of Common Stock shall be entitled to share any remaining liquidation, distribution or winding up distribution to shareholders of the Corporation, equally on a pro-rata basis unless, as of the record date for such distribution, the then-outstanding shares of Series A Common Stock represent at least 65 percent of the then total shares of Common Stock outstanding, in which event, the holders of shares of Series A Common Stock shall be entitled to receive 65 percent, subject to adjustment pursuant to Paragraph 7 hereof, of the remaining assets of the Corporation available for distribution to its common shareholders, ratably with the other holders of Series A Common Stock in proportion to the number of shares of Series A Common Stock held by them, and the holders of shares of Series B Common Stock shall be entitled to receive 35 percent, subject to adjustment pursuant to Paragraph 7 hereof, of the remaining assets of the Corporation available for distribution to its common shareholders, ratably with the other holders of Series B Common Stock in proportion to the number of shares of Series B Common Stock held by them.  A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6.   Voting Rights.  Except as otherwise provided herein or required by law, the shares of Common Stock shall vote together with respect to all matters upon which the shareholders are entitled to vote, without regard to class or Series, and every holder of outstanding shares of Common Stock shall be entitled to cast one vote for each share of Common Stock held by such shareholder, unless, as of the record date for any such shareholder vote, the then-outstanding shares of Series A Common Stock  represent at least 65 percent of the then total shares of Common Stock outstanding, in which event each holder of Series B Common Stock shall be entitled to cast that number of votes, rounded up to the nearest hundredth of a whole number, for each share of Series B Common Stock held by such shareholder such that, in the aggregate, the holders of Series B Common Stock will be entitled to cast at least 35 percent, subject to adjustment pursuant to Paragraph 7 hereof, of all of the votes entitled to vote on such matter in accordance with the following formula:

X =	1 +	A - C
B

where:

X = the number of votes, rounded up to the nearest hundredth of a whole number, each holder of a share of Series B Common Stock shall be entitled to vote per each share of Series B Common Stock held by such shareholder;

A = the number of shares of Series A Common Stock outstanding as of the record date, divided by 65 percent, subject to adjustment pursuant to Paragraph 7 hereof;

C = the number of shares of Common Stock outstanding as of the record date; and

B = the number of shares of Series B Common Stock outstanding as of the record date.

7.    Adjustment of Rights.  In the event that Series B Common Stock shares are hereafter redeemed by the Corporation, or a holder of Series B Common Stock elects to convert Series B Common Stock into Series A Common Stock, in whole or in part as hereafter provided, the Series A Portion and the Series B Portion, as defined in Paragraph 4, and the percentage allocations contained in Paragraphs 5 and 6 hereof, shall be adjusted, by reducing the Series B Portion and the 35 percent allocations to the Series B Common Stock provided for in Paragraphs 5 and 6, in accordance with the following formula:

35% x number of Series B shares redeemed or converted
                       Total Series B Shares

For purposes of applying the formula, the Total Series B Shares shall be equal to the number of Series B Shares outstanding on the date which is one hundred and twenty (120) days after the date of filing of this Certificate of Designation.  As a result of the formula, the 35 percent figure will be reduced to zero when and if all Series B Common Stock shares have been redeemed or converted, and thereafter all payments of dividends and to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and all voting rights, shall belong exclusively to the Shares of Class A Common Stock.

The reduction in the 35 percent allocation resulting from the application of the above formula shall thereafter accrue to the percentage allocation to the Series A Portion, as defined in Paragraph 4, and the percentage allocations of 65 percent to the Series A Common Stock contained in Paragraphs 5 and 6 hereof, so that the total of the Series A Portion and the Series B Portion as defined in Paragraph 4 and the total percentages allocated in Paragraphs 5 and 6, shall at all times equal 100 percent, and, as a result of the redemption or conversion of all Series B Common Stock as provided herein, thereafter all dividends, distributions, voting and other rights accruing to the Common Stock shall accrue to the Series A Common Stock.

8.  Conversion Provisions.

(a) Conversion at Option of Holders.  Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized, but unissued and unreserved, Series A Common Stock available to issue upon conversion, each share of Series B Common Stock not previously redeemed, shall be convertible beginning from the date of the initial establishment of the Series B Common Stock by the filing of the original Certificate of Designations for Series A and Series B Common Stock on October 27, 2010, at the option of the holder thereof, into fully paid and non-assessable shares of Series A Common Stock, at the rate of one (1) share of Series B Common Stock for one (1) share of Series A Common Stock unless, at the time such conversion election is made, the then-outstanding shares of Series A Common Stock represent at least 65 percent of the then total shares of Common Stock outstanding, in which event, each share of Series B Common Stock to be converted shall convert into that number of shares, or fractions thereof, of Series A Common Stock that would entitle the converting shareholder to the same pro-rata portion of any dividend or distribution pursuant to Paragraph 4 declared with respect to all shares of Common Stock as each share of Series B Common Stock converted by such holder at the same time had prior to such conversion.  The formula for such conversion shall be:

X = Y * Z

where:

X = the number of shares of Series A Common Stock to be issued on conversion of each share of Series B Common Stock;

Y = the current Series B Portion at the time of conversion, determined in accordance with Paragraph 4 hereof, divided by the total number of Series B Common Stock shares then outstanding; and

Z = the total shares of Series A Common Stock outstanding before the conversion plus X times the number of shares of Series B Common Stock converting (i.e., the total post-conversion Series A Common Stock shares).

(b)  Conversion at Option of Corporation.  The Corporation shall have no option to convert the Series B Common Stock except for the case of mandatory conversion as provided hereafter.

(c) Mechanics of Conversion.

(i) Optional Conversion. Any holder of shares of Series B Common Stock desiring to convert such shares into Series A Common Stock shall surrender the certificate or certificates for such shares of Series B Common Stock at the office of the transfer agent for the Common Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Common Stock and specifying the name or names (with address) in which a certificate or certificates for Series A Common Stock are to be issued.

Any unpaid dividends on shares of Series B Common Stock surrendered for conversion shall be paid upon the conversion of any shares of Series B Common Stock by issuing additional shares of Series A Common Stock with an aggregate value (as defined below) equal to all accrued and unpaid dividends on the shares of Series B Common Stock converted.

The Corporation will, as soon as practicable after such deposit of certificates for Series B Common Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Series B Common Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Series A Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided.  Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Common Stock to be converted, and the person or person entitled to receive the Series A Common Stock deliverable upon conversion of such Series B Common Stock shall be treated for all purposes as the record holder or holders of such Series A Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series B Common Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series B Common Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(ii)  Mandatory Conversion.  Any Series B Common Stock shares not previously redeemed or converted as provided herein, shall convert to Series A Common Stock automatically after five (5) years and one day from the date of the initial establishment of the Series B Common Stock by the filing of the original Certificate of Designations for the Series A Common Stock and the Series B Common Stock on October 27, 2010, in accordance with the conversion formula contained in Paragraph 8(a), and the Corporation shall give directions to the transfer agent for the corporation to cancel the remaining certificates on the books of the Corporation and to issue the appropriate number of shares of Series A Common Stock to the holders of the converted Series B Common Stock, in the names and at the addresses of the holders of the redeemed Series B Common Stock on the transfer records of the Corporation.

(d) Changes in Conversion Rate.  The Corporation from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion rate is so increased, the Corporation shall mail to holders of record of the Series B Common Stock a notice of the increase at least 15 days before the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period it will be in effect.

The Corporation may make such increases in the conversion rate, in addition to those required or allowed by this Paragraph 8, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Series B Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

(e)           Effective of Conversion or Redemption.  Any shares of the Series B Common Stock which are redeemed or converted as provided herein, may not thereafter be re-issued by the Corporation except on affirmative vote of a majority of the then outstanding Series A Common Stock.

9.  Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc.  The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Common Stock, such number of shares of its Series A Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series B Common Stock from time to time outstanding.  The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of Common Stock if at any time the number of shares of Series A Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Common Stock.

If any shares of Series A Common Stock required to be reserved for purposes of conversion of the Series B Common Stock hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Series A Common Stock on conversion of the Series B Common Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Series A Common Stock (or other securities or assets) in a name other than that which the shares of Series B Common Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b)  Prior Notice of Certain Events.  In case:

(i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shares of Common Stock; or

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any Series or of any other rights or warrants; or

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Series B Common Stock is converted into other securities, cash or other property; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Common Stock, and shall cause to be mailed to the holders of record of the Series B Common Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Series B Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Series B Common Stock of record shall be entitled to exchange their shares of Series B Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(c) Series Voting Rights.  So long as any shares of the Series B Common Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all then outstanding Series B Common Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Common Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series B Common Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Series B Common Stock.  A class vote on the part of the holders of the Series B Common Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series B Common Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

The affirmative vote or consent of the holders of a majority of the outstanding Common Stock, voting or consenting as a class, shall be required to (a) authorize any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or (b) approve any merger, consolidation or compulsory share exchange of the Corporation with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Common Stock and (ii) the Common Stock is, after such merger, class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Corporation outstanding as Class B Common Stock.

10.  Outstanding Shares.  For purposes of this Amended and Restated Certificate of Designation, all issued shares of Common Stock shall be deemed outstanding except from the date of registration of transfer, all shares of Common Stock held of record by the Corporation or any subsidiary of the Corporation.

11.  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, American BioCare, Inc. has caused this certificate to be approved and adopted by its Board of Directors this 1stth day of November, 2010.